Exhibit 99.1
                 News
For more information, contact:
Loren Wassell, (314) 577-0733

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2006

ST. LOUIS, July 26, 2006 - Anheuser-Busch Cos. Inc. today reported that second quarter 2006 net sales increased 5.9 percent and diluted earnings per share (excluding one-time income tax related gains in both 2006 and 2005) increased 9.5 percent 1/. For the first six months of 2006, net sales increased 5.7 percent and diluted earnings per share (excluding one-time gains in both years) improved 7.4 percent 1/.
“We are off to a good start this year,” said Patrick Stokes, president and chief executive officer of the company, “with favorable performances by all of our business segments. Our domestic beer volume momentum continues to be positive into the key summer selling season. We had the largest sales-to-retailers volume in June of any month in the company’s history. The domestic beer pricing environment is favorable, and our productivity improvement initiatives are helping mitigate continuing cost pressures. In addition, our international beer segment, led by Grupo Modelo, and our entertainment segment are having outstanding years. Based on these positive factors we are optimistic concerning our sales and earnings outlook for 2006.”
Both domestic beer sales volume and revenue per barrel 2/ showed good balanced growth in the second quarter, with revenue per barrel growing 0.9 percent and domestic beer shipments-to-wholesalers increasing 2.2 percent versus the second quarter 2005.
Consistent with the pattern for 2006 pricing actions, the company expects to implement increases on the majority of its volume early next year, with a few selective increases in the fourth quarter 2006. As in the past, pricing initiatives will be tailored to selected markets, brands and packages.

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Second Quarter Earnings
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The company also announced that the Board of Directors has elected to increase the common quarterly dividend rate 9.3 percent, to 29½ cents from 27 cents per share. This increase reflects management’s continued confidence regarding the company’s long-term prospects.

BEER SALES RESULTS
The company’s reported beer volume for the second quarter and first six months of 2006 is summarized in the following table:
Reported Beer Volume (millions of barrels) for Periods Ended June 30
	Second Quarter			First Six Months
		Versus 2005			Versus 2005
	2006	Barrels	%	2006	Barrels	%
Domestic	26.9	Up 0.6	Up 2.2%	52.5	Up 1.7	Up 3.4%

International	5.8	Up 0.9	Up 18.5%	10.6	Up 1.3	Up 14.2%

Worldwide A-B Brands	32.7	Up 1.5	Up 4.8%	63.1	Up 3.0	Up 5.0%

Equity Partner Brands	8.5	Up 1.7	Up 25.1%	14.9	Up 3.8	Up 34.0%

Total Brands	41.2	Up 3.2	Up 8.4%	78.0	Up 6.8	Up 9.6%

Domestic beer shipments-to-wholesalers increased 2.2 percent for the second quarter, and sales-to-retailers increased 2 percent, with the new Rolling Rock, Grolsch and Tiger brands contributing 0.4 points of growth to both shipments and sales-to-retailers.
Year-to-date, shipments-to-wholesalers increased 3.4 percent, and sales-to-retailers increased 1.8 percent (on a selling day adjusted basis) with Rolling Rock, Grolsch and Tiger contributing 0.2 points of growth to shipments and sales-to-retailers.
Sales-to-retailers increases were led by Bud Light, which grew approximately 6 percent for both the second quarter and year-to-date (selling day adjusted). The acquisition of the Rolling Rock brands, plus the new distribution agreements with the Grolsch, Tiger and Hansen’s energy brands leverage the strength of the company’s distribution system and provide opportunities for earnings enhancements for Anheuser-Busch and its wholesalers.

Second Quarter Earnings
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The company’s estimated domestic market share (excluding exports) for the first six months of 2006 was 48.9 percent, an increase of 0.2 share points. Domestic market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.
International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries to markets around the world, increased 18.5 percent for the second quarter and 14.2 percent for the first six months of 2006. These increases are primarily due to increased volume in China, Canada, Mexico and the United Kingdom.
Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 5 percent for both the second quarter and first six months of 2006 versus 2005 to 33 million and 63 million barrels, respectively.
Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 41 million barrels in the second quarter 2006, up 3 million barrels, or 8 percent. Total brands volume was up 10 percent, to 78 million barrels for the first six months of 2006.
Equity partner brands volume grew 25 percent and 34 percent, respectively, for the second quarter and first six months of 2006 due to Modelo volume growth and the addition of Tsingtao equity volume beginning in May 2005.

Second Quarter Earnings
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SECOND QUARTER 2006 FINANCIAL RESULTS
Effective in the first quarter 2006, Anheuser-Busch adopted FAS 123R, “Share-Based Payment.” FAS 123R requires the recognition of stock compensation expense for stock options and other forms of equity compensation, based on the fair value of the instruments on the date of grant. In order to enhance the comparability of all periods presented and provide the fullest understanding of the impact that expensing stock compensation has on the company, Anheuser-Busch elected to apply the modified retrospective method of adopting FAS 123R. The company has therefore recast 2005 results to incorporate the impact of previously disclosed pro forma stock compensation expense. For financial reporting purposes, stock compensation expense is included in cost of sales and marketing, distribution and administrative expenses, depending on where the recipient’s cash compensation is reported. Stock compensation expense is classified as a corporate item for segment reporting. Stock compensation expense was $.02 per share in the second quarters of 2006 and 2005 and was $.03 per share for the first six months of 2006 and 2005.
Key operating results and a discussion of financial highlights for the second quarter 2006 versus 2005 follow.

	($ in millions, except per share)
	Second Quarter		2006 vs. 2005
	2006	2005	$	%
Gross Sales	$4,854	$4,597	Up $257	Up 5.6%

Net Sales	$4,256	$4,018	Up $238	Up 5.9%

Income Before Income Taxes	$764	$717	Up $47	Up 6.6%

Equity Income	$170	$137	Up $33	Up 24.2%

Net Income	$638	$594	Up $44	Up 7.4%

Diluted Earnings per Share	$.82	$.76	Up $.06	Up 7.9%

Second Quarter Earnings
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•
Net sales increased 5.9 percent driven by sales increases from all operating segments. Domestic beer segment sales increased 3 percent due to 2.2 percent higher beer sales volume combined with a 0.9 percent increase in revenue per barrel, while international beer sales were up 13 percent from volume increases. Packaging segment sales grew 12 percent due to increases in can and recycling revenues and entertainment revenues increased 15 percent due to higher attendance resulting in part from the timing of the Easter holiday.

•	Income before income taxes increased 6.6 percent due primarily to higher profits in domestic beer and entertainment operations.

Pretax profits for the domestic beer segment increased 2.7 percent, primarily due to higher beer sales volume, increased revenue per barrel and favorable marketing costs, partially offset by higher beer production costs.

International beer pretax income was level versus prior year, primarily on increased earnings from Canada and Mexico being offset by lower profits in the United Kingdom.

Packaging segment pretax profits were up slightly from increased sales mostly offset by higher costs for can manufacturing and recycling operations.

Entertainment segment pretax income improved $31 million primarily due to higher attendance, due in part to the impact of the Easter holiday falling in the second quarter of 2006 versus the first quarter in 2005.

Second Quarter Earnings
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•	Equity income increased $33 million reflecting Grupo Modelo volume growth, Mexican price increases taken at the beginning of the year and a lower Mexican income tax rate.

•
In the second quarter 2006, Anheuser-Busch recognized a $7.8 million gain from the reduction of deferred income taxes resulting from state income tax reform legislation enacted in Texas. In the second quarter 2005, the company recognized a $7.2 million gain from the reduction of deferred income taxes resulting from state income tax reform legislation enacted in Ohio. Also in the second quarter 2005, the company reported a $6.8 million favorable settlement of certain Chilean taxes associated with the sale of the company’s equity stake in Compañía Cervecerías Unidas S.A. (CCU) in December 2004. Excluding these one-time favorable income tax related items, the effective income tax rate for the second quarter was 39.9 percent, and net income and diluted earnings per share increased 8.7 percent and 9.5 percent, respectively. 1/ On a reported basis, net income increased 7.4 percent, diluted earnings per share increased 7.9 percent, to $.82, and the effective income tax rate increased 240 basis points, to 38.8 percent in the second quarter 2006.

FIRST SIX MONTHS OF 2006 FINANCIAL RESULTS
Key operating results and a discussion of financial highlights for the first six months of 2006 vs. 2005 follow.

	($ in millions, except per share)
	First Six Months		2006 vs. 2005
	2006	2005	$	%
Gross Sales	$9,150	$8,682	Up $468	Up 5.4%

Net Sales	$8,012	$7,582	Up $430	Up 5.7%

Income Before Income Taxes	$1,380	$1,342	Up $38	Up 2.8%

Equity Income	$293	$243	Up $50	Up 20.4%

Net Income	$1,137	$1,094	Up $43	Up 3.9%

Diluted Earnings per Share	$1.46	$1.39	Up $.07	Up 5.0%

Second Quarter Earnings
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•
Net sales increased 5.7 percent due to contributions from all of the company’s business segments. Domestic beer net sales increased 4 percent due to 3.4 percent higher beer sales volume and 0.4 percent higher revenue per barrel. International beer segment net sales grew 10 percent due to sales volume increases, packaging segment sales increased 12 percent due to higher can and recycling revenues, and entertainment sales increased 9 percent from increased attendance.

•
Income before income taxes increased 4 percent 1/ excluding the $15.4 million gain in 2005 from the sale of the company’s equity interest in its Spanish theme park investment, Port Aventura, and increased 2.8 percent on a reported basis. The increases are primarily due to higher profits in the domestic beer and entertainment segments.

Income before income taxes for domestic beer was up $22 million or 1.4 percent due to higher volume, increased revenue per barrel and favorable marketing costs, partially offset by higher beer production costs.

International beer pretax income increased $0.3 million primarily due to increased profits in Canada and Mexico offset by lower earnings in the United Kingdom and China.

Packaging segment pretax income increased $4 million or 5 percent primarily due to increased sales partially offset by higher costs from can and label manufacturing and recycling operations.

Entertainment segment pretax results improved $19 million or 27 percent due primarily to increased attendance partially offset by higher park operating expenses.

Second Quarter Earnings
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•	Equity income increased $50 million or 20 percent due to Grupo Modelo volume increases, pricing growth and a lower Mexican income tax rate.

•
Comparisons of net income, earnings per share and the effective tax rate are all impacted by the one-time income tax events discussed previously, as well as the 2005 gain on the sale of the Spanish theme park investment. Excluding these one-time items from both years, net income and diluted earnings per share would have increased 6.4 percent and 7.4 percent, respectively. 1/ and the effective income tax rates were 39.4 percent in 2006 and 38.4 percent in 2005. On a reported basis net income increased 3.9 percent, diluted earnings per share were up 5 percent and the 2006 effective income tax rate was 38.8 percent.

Earnings per share benefited from the company’s repurchase of nearly 11 million shares during the first six months of 2006.

Other Matters
Last week, Grupo Modelo announced an agreement to establish a joint venture with Constellation Brands to import and market Modelo’s beer brands in the United States and Guam for a ten year period, effective January 2, 2007.
Anheuser-Busch will conduct a conference call with investors to discuss results for the second quarter and first six months at 3 p.m. CDT today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.
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Second Quarter Earnings
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Notes

1. Reconciliation of Comparative Second Quarter and First Six Months Results

	Income
	Before	Provision
	Income	for Income	Net	Earnings	Effective
Second Quarter	Taxes	Taxes	Income	Per Share	Tax Rate
2006
Reported	$764.2	($296.8)	$637.8	$0.82	38.8%
Texas Income Tax Legislation Benefit		(7.8)	(7.8)	(0.01)
Excluding One-Time Item	$764.2	($304.6)	$630.0	$0.81	39.9%

2005
As Reported	$736.0	($266.2)	$607.0	$0.78
FAS 123R Impact	(18.9)	5.5	(13.4)	(0.02)
Including FAS 123R	717.1	(260.7)	593.6	0.76	36.4%
Chile Income Tax Settlement Benefit		(6.8)	(6.8)	(.009)
Ohio Income Tax Legislation Benefit		(7.2)	(7.2)	(.009)
Excluding One-Time Items	$717.1	($274.7)	$579.6	$0.74	38.3%

Percentage Change - 2006 vs. 2005
Including FAS 123R	6.6%		7.4%	7.9%	2.4%
Excluding One-Time Items	6.6%		8.7%	9.5%	1.6%

First Six Months
2006
Reported	$1,379.6	($535.4)	$1,137.0	$1.46	38.8%
Texas Income Tax Legislation Benefit		(7.8)	(7.8)	(0.01)
Excluding One-Time Item	$1,379.6	($543.2)	$1,129.2	$1.45	39.4%

2005
As Reported	$1,380.3	($503.6)	$1,119.8	$1.43
FAS 123R Impact	(37.9)	12.1	(25.8)	(.033)
Including FAS 123R	1,342.4	(491.5)	1,094.0	1.39	36.6%
Gain on Sale of Spanish Theme Park	(15.4)	(3.5)	(18.9)	(.024)
Chile Income Tax Settlement Benefit		(6.8)	(6.8)	(.009)
Ohio Income Tax Legislation Benefit		(7.2)	(7.2)	(.009)
Excluding One-Time Items	$1,327.0	($509.0)	$1,061.1	$1.35	38.4%

Percentage Change - 2006 vs. 2005
Including FAS 123R	2.8%		3.9%	5.0%	2.2%
Excluding One-Time Items	4.0%		6.4%	7.4%	1.0%

Second Quarter Earnings
Anheuser-Busch
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2.
Domestic revenue per barrel is calculated as net sales generated by the company’s domestic beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company’s international beer business or its international equity partners operate; changes in the company’s credit rating resulting from future acquisitions or divestitures; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Consolidated Statement of Income (Unaudited)
(In Millions, Except Per Share)

	Second Quarter		Six Months
	Ended June 30		Ended June 30
	2006	2005	2006	2005
Gross sales	$4,854.0	$4,597.3	$9,150.3	$8,682.4
Excise taxes	(598.0)	(579.2)	(1,138.7)	(1,100.6)
Net sales	4,256.0	4,018.1	8,011.6	7,581.8
Cost of sales	(2,660.7)	(2,479.8)	(5,078.4)	(4,710.8)
Marketing, distribution and
administrative expenses	(714.3)	(712.2)	(1,330.0)	(1,331.5)
Operating income	881.0	826.1	1,603.2	1,539.5
Interest expense	(115.2)	(115.9)	(230.3)	(230.7)
Interest capitalized	5.0	5.5	9.0	10.7
Interest income	0.2	0.2	0.8	2.2
Other income/(expense), net	(6.8)	1.2	(3.1)	20.7
Income before income taxes	764.2	717.1	1,379.6	1,342.4
Provision for income taxes	(296.8)	(260.7)	(535.4)	(491.5)
Equity income, net of tax	170.4	137.2	292.8	243.1
Net income	$637.8	$593.6	$1,137.0	$1,094.0
Basic earnings per share	$.83	$.76	$1.47	$1.41
Diluted earnings per share	$.82	$.76	$1.46	$1.39

Weighted Average Shares Outstanding:
Basic	769.8	777.1	773.0	778.2
Diluted	777.0	782.4	778.8	784.4

Anheuser-Busch Companies, Inc.
Comparative Business Segments (Unaudited)
Second Quarter Ended June 30
(In Millions)

	Domestic	International			Corporate
Second Quarter	Beer	Beer	Packaging	Entertainment	and Elims	Consol.
2006

Gross Sales	$3,528.5	339.9	714.7	369.4	(98.5)	$4,854.0

Net Sales:
- Intersegment	$0.8	-	243.3	-	(244.1)	$-
- External	$3,001.8	267.7	471.4	369.4	145.7	$4,256.0

Income Before
Income Taxes	$794.4	26.0	45.2	108.5	(209.9)	$764.2

Equity Income	$1.1	169.3	-	-	-	$170.4

Net Income	$493.6	185.4	28.0	67.3	(136.5)	$637.8

2005

Gross Sales	$3,432.1	296.8	648.9	320.9	(101.4)	$4,597.3

Net Sales:
- Intersegment	$0.7	-	227.5	-	(228.2)	$-
- External	$2,912.7	236.3	421.4	320.9	126.8	$4,018.1

Income Before
Income Taxes	$773.3	26.0	44.5	78.0	(204.7)	$717.1

Equity Income	-	$137.2	-	-	-	$137.2

Net Income	$479.5	153.3	27.6	48.4	(115.2)	$593.6

The company adopted FAS 123R, “Share-Based Payment,” effective in the first quarter 2006 and has elected to apply the modified retrospective method of adoption. Pursuant to the modified retrospective approach, 2005 corporate information has therefore been updated to include the impact of previously disclosed pro forma stock compensation expense. Stock compensation expense is classified as a corporate item for segment reporting purposes.

Anheuser-Busch Companies, Inc.
Comparative Business Segments (Unaudited)
Six Months Ended June 30
(In Millions)

	Domestic	International			Corporate
Six Months	Beer	Beer	Packaging	Entertainment	and Elims	Consol.
2006

Gross Sales	$6,886.2	597.0	1,344.1	540.1	(217.1)	$9,150.3

Net Sales:
- Intersegment	$1.5	-	469.2	-	(470.7)	$-
- External	$5,858.3	484.6	874.9	540.1	253.7	$8,011.6

Income Before
Income Taxes	$1,576.9	48.1	83.9	90.9	(420.2)	$1,379.6

Equity Income	$1.7	291.1	-	-	-	$292.8

Net Income	$979.4	320.9	52.0	56.4	(271.7)	$1,137.0

2005

Gross Sales	$6,645.8	545.1	1,215.4	496.0	(219.9)	$8,682.4

Net Sales:
- Intersegment	$1.4	-	436.1	-	(437.5)	$-
- External	$5,647.1	441.8	779.3	496.0	217.6	$7,581.8

Income Before
Income Taxes	$1,554.6	47.8	80.1	71.6	(411.7)	$1,342.4

Equity Income	-	$243.1	-	-	-	$243.1

Net Income	$963.9	272.7	49.7	44.4	(236.7)	$1,094.0

The company adopted FAS 123R, “Share-Based Payment,” effective in the first quarter 2006 and has elected to apply the modified retrospective method of adoption. Pursuant to the modified retrospective approach, 2005 corporate information has therefore been updated to include the impact of previously disclosed pro forma stock compensation expense. Stock compensation expense is classified as a corporate item for segment reporting purposes.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)
(In Millions)

	June 30,	December 31,
	2006	2005
Assets
Current Assets:
Cash	$222.5	$225.8
Accounts receivable	967.1	681.4
Inventories	655.7	654.5
Other current assets	214.3	197.0
Total current assets	2,059.6	1,758.7
Investments in affiliated companies	3,250.0	3,448.2
Plant and equipment, net	8,913.3	9,041.6
Intangible assets, including goodwill of $1,050.7 and $1,034.5	1,329.9	1,232.6
Other assets	1,229.7	1,073.9
Total assets	$16,782.5	$16,555.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,250.6	$1,249.5
Accrued salaries, wages and benefits	276.4	250.9
Accrued taxes	277.6	156.7
Accrued interest	129.1	123.7
Other current liabilities	291.1	201.8
Total current liabilities	2,224.8	1,982.6
Postretirement benefits	439.5	444.3
Debt	7,836.5	7,972.1
Deferred income taxes	1,316.6	1,345.9
Other long-term liabilities	1,144.0	1,130.3
Shareholders Equity:
Common stock	1,470.5	1,468.6
Capital in excess of par value	2,778.5	2,685.9
Retained earnings	16,417.2	15,698.0
Treasury stock, at cost	(15,726.8)	(15,258.9)
Accumulated non-owner changes in equity	(1,118.3)	(913.8)
Total Shareholders Equity	3,821.1	3,679.8
Commitments and contingencies	-	-
Total Liabilities and Shareholders Equity	$16,782.5	$16,555.0

Anheuser-Busch Companies, Inc.
Consolidated Statement of Cash Flows (Unaudited)
(In Millions)

	Six Months
	Ended June 30,
	2006	2005
Cash flow from operating activities:
Net income	$1,137.0	$1,094.0
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation and amortization	490.0	481.0
Decrease in deferred income taxes	(34.7)	(67.1)
Stock-based compensation expense	35.1	37.9
Undistributed earnings of affiliated companies	(52.8)	(39.5)
Gain on sale of business	-	(15.4)
Other, net	(139.3)	83.0
Operating cash flow before changes in working capital	1,435.3	1,573.9
Increase in working capital	(55.8)	(244.7)
Cash provided by operating activities	1,379.5	1,329.2

Cash flow from investing activities:
Capital expenditures	(318.1)	(565.4)
Acquisitions	(82.3)	-
Proceeds from sale of business	-	48.3
Cash used for investing activities	(400.4)	(517.1)

Cash flow from financing activities:
Increase in debt	300.9	3.7
Decrease in debt	(437.9)	(57.9)
Dividends paid to shareholders	(417.8)	(381.3)
Acquisition of treasury stock	(467.8)	(575.5)
Shares issued under stock plans	40.2	107.9
Cash used for financing activities	(982.4)	(903.1)
Net decrease in cash during the period	(3.3)	(91.0)
Cash, beginning of period	225.8	228.1
Cash, end of period	$222.5	$137.1